                                      Filed Pursuant to Rules 424(b)(3) & 424(c)
                                                      Registration No. 333-86034

                               Dated June 28, 2002

Prospectus Supplement
(to prospectus dated June 10, 2002 and to prospectus supplement dated June 18, 2002)

                                  $330,000,000

                       Health Management Associates, Inc.

         Zero-Coupon Convertible Senior Subordinated Notes due 2022 and
           Class A Common Stock Issuable Upon Conversion of the Notes

         This supplement amends our prospectus, dated June 10, 2002, and our prospectus supplement, dated June 18, 2002, relating to the sale by certain of our securityholders of up to $330,000,000 in principal amount at maturity of our Zero-Coupon Senior Subordinated Notes due 2022 and shares of our class A common stock issuable upon the conversion of such notes.

         You should read this supplement in conjunction with our prospectus and our prospectus supplement. Additionally, this supplement is qualified by reference to our prospectus and our prospectus supplement, except to the extent that the information in this supplement supersedes the information contained in our prospectus or our prospectus supplement.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such selling securityholders, and the number of shares of our class A common stock each selling securityholder would own beneficially upon conversion of the entire principal amount of the notes held by such selling securityholder.

         The table below supplements or amends the table of securityholders contained on pages 45 and 46 of our prospectus and the table contained in our prospectus supplement. Accordingly, with respect to selling securityholders previously listed in our prospectus and our prospectus supplement, the information contained in the following table supersedes the information for each such selling securityholder. The information listed below was furnished to us by the listed securityholders on or before June 28, 2002. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each securityholder on the date hereof. The footnotes included in the table set forth on pages 45 and 46 of our prospectus are incorporated herein by reference.

                                                            Principal
                                                            Amount at                        Number of       Percentage of
                                                           Maturity of    Percentage of   Shares of Class     Outstanding
                                                            Notes That        Notes        A Common Stock   Class A Common
                          Name                             May Be Sold     Outstanding    That May Be Sold       Stock
Absolute Return Fund Ltd.                                 $   220,000            *              7,076              *
Goldman Sachs & Co. Profit Sharing Master Trust               196,000            *              6,304              *
Merrill Lynch, Pierce Fenner & Smith                       10,300,000            3.1          331,293              *
OZ MAC 13 Ltd.                                                201,000            *              6,465              *
OZ Master Fund, Ltd.                                        9,212,000            2.8          296,298              *
UBS O'Connor LLC f/b/o UBS Global Equity Arbitrage          8,500,000            2.6          273,397              *
     Master Ltd.

All other holders of Notes or future transferees,         $52,195,000           15.8        1,678,821              *
     pledgees, donees, assignees or successors of any
     holders


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* Represents less than 1%.